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Exhibit 10.10

STOCKHOLDERS AGREEMENT

        This STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of this 11th day of April, 2002, is entered into by and among Stephen A. Wynn ("Wynn"), an individual, Baron Asset Fund ("Baron"), a Massachusetts business trust and Aruze USA, Inc., a Nevada corporation ("Aruze").

W I T N E S S E T H:

        WHEREAS, the Stockholders (as defined in Section 1) are members of Valvino Lamore, LLC, a Nevada limited liability company (the "LLC");

        WHEREAS, the Stockholders have agreed to alter the organizational form of the LLC or form a successor entity to the LLC, and have agreed to do so by forming, either through the contribution of their interests in the LLC or through a different technique, a corporation ("NewCo"); and

        WHEREAS, as a condition to their willingness to form NewCo, either through the contribution of their interests in the LLC or through a different technique, the Stockholders are willing to agree to the matters set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

          1.    Definitions.    For purposes of this Agreement:

            (a)  "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

            (b)  "Aruze Parent" means Aruze Corp., a Japanese public corporation, of which Kazuo Okada is President and, together with his family members, an eighty percent shareholder.

            (c)  "Aruze/Wynn Group" means Aruze, Wynn, and any Stockholder who is a direct or indirect transferee of either Aruze or Wynn.

            (d)  "BAMCO" means BAMCO, Inc., a New York corporation. Without limiting the generality of the definition of Specified Affiliate, BAMCO shall be treated as a Specified Affiliate of Baron.

            (e)  "Bankruptcy" means, and a Stockholder shall be referred to as a "Bankrupt Stockholder" upon, (a) the entry of a decree or order for relief against such Stockholder, by a court of competent jurisdiction in any voluntary or involuntary case brought against the Stockholder under any bankruptcy, insolvency or similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect; (b) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for such Stockholder or for any substantial part of such Stockholder's assets or property; (c) the ordering of the winding up or liquidation of such Stockholder's affairs; (d) the filing of a voluntary petition in bankruptcy by such Stockholder or the filing of an involuntary petition against such Stockholder, which petition is not dismissed within a period of 180 days; (e) the consent by such Stockholder to the entry of an order for relief in a voluntary or involuntary case under any Debtor Relief Laws or to the appointment of, or the taking of any possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for such Stockholder or for any substantial part of such Stockholder's assets or property; or (f) the making by such Stockholder of any general assignment for the benefit of such Stockholder's creditors.

            (f)    "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

            (g)  "Designated Stockholders" means Wynn and Aruze and Permitted Transferees of any such Person and their Permitted Transferees.

            (h)  "Fair Market Value" means, with respect to each Share of any class or series for any day, (i) the last reported sale price on such day or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, on the principal national securities exchange on which such Shares are listed or admitted for trading, in either case as reported by Bloomberg Financial Markets ("Bloomberg") or The Wall Street Journal if Bloomberg is no longer reporting such information, or a similar service if Bloomberg and The Wall Street Journal are no longer reporting such information or (ii) if such Shares are not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of Shares, in either case as reported by Bloomberg or The Wall Street Journal if Bloomberg is no longer reporting such information, or a similar service if Bloomberg and The Wall Street Journal are no longer reporting such information.

            (i)    "Gaming Authority" means those national, state, local, and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

            (j)    "Gaming Laws" means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and the Clark County Code, as amended from time to time.

            (k)  "Gaming Licenses" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

            (l)    "Gaming Problem" means any circumstances that are deemed likely, in the sole and absolute discretion of Wynn, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede or impair the ability of NewCo, any subsidiary of NewCo, Wynn, or any business entity with respect to which Wynn holds a Gaming License, to obtain or retain any Gaming Licenses, or to result in any disciplinary action, including without limitation the imposition of materially burdensome terms and conditions on any such Gaming License.

            (m)  "Independent Qualified Appraiser" means an independent outside qualified appraiser appointed by Wynn to determine the fair market value of certain Shares or NewCo itself, in all cases considering NewCo as a going concern. Any determination by an Independent Qualified Appraiser as to fair market value shall be binding upon all parties.

            (n)  "Non-Compete Termination Date" means the date upon which both Baron and Wynn have sold substantially all of their respective Shares.

            (o)  "NRS" means the Nevada Revised Statutes, as amended from time to time.

            (p)  "Operating Agreement" means that certain Amended and Restated Operating Agreement of the LLC, as it may be amended and/or restated from time to time.

            (q)  "Percentage Interest" means, with respect to a specified Stockholder, the percentage computed by dividing the number of Shares held by such Stockholder by the Total Shares.

            (r)  "Permitted Transferee" means:

                (i)  in the case of a Transfer being made by a Stockholder who is part of the Aruze/Wynn Group, (a) Kazuo Okada; (b) an immediate family member of Kazuo Okada or Wynn; (c) a revocable, inter vivos trust of which Kazuo Okada or Wynn or a family member of Kazuo Okada or Wynn is trustee or Kazuo Okada or Wynn or a family member of Kazuo Okada or Wynn is a beneficiary; (d) another Stockholder or an entity wholly owned by such Stockholder; or (f) if the Transfer is being made by Aruze, then in addition to the Permitted Transferees described in clauses (a) through (e), any wholly owned subsidiary of Aruze Parent where the Transfer has the effect of substituting a foreign corporation for Aruze with respect to all of Aruze's Shares; or

              (ii)  in the case of a Transfer being made by a Stockholder who is not part of the Aruze/Wynn Group, (a) the Stockholders who are part of the Aruze/Wynn Group, provided that such Transfer is made to all Stockholders of the Aruze/Wynn Group on a pro rata basis in accordance with the respective Percentage Interest held by each Stockholder of the Aruze/Wynn Group, or (b) if the Transfer is being made by Baron, then in addition to the Permitted Transferees described in clause (a), any publicly traded, registered mutual fund managed by BAMCO.

            (s)  "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

            (t)    "Prohibited Transferee" means (a) any owner, operator, or manager of, or Person primarily engaged in the business of owning or operating, a hotel, casino, or an internet or interactive gaming site, (b) any "non-profit" or "not-for-profit" corporation, association, trust, fund, foundation or other similar entity organized and operated exclusively for charitable purposes that qualifies as a tax-exempt entity under federal and state tax law or corresponding foreign law, (c) any federal, state, local or foreign governmental agency, instrumentality or similar entity, (d) any Person that has been convicted of a felony, (e) any Person regularly engaged in or affiliated with the production or distribution of alcoholic beverages, or (f) any Unsuitable Person.

            (u)  "Second Amendment" means that certain Second Amendment to Amended and Restated Operating Agreement of the LLC, dated February 18, 2002, by and between Wynn and Aruze.

            (v)  "Shares" means the shares of capital stock of NewCo.

            (w)  "Specified Affiliate" means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, "control", "controlling", "controlled" mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

            (x)  "Stockholders" means Wynn, Baron, Aruze, any Permitted Transferee of any Shares and any additional Persons made a party to this Agreement.

            (y)  "Stockholder's Shares" means all Shares held of record or Beneficially Owned by such Stockholder, whenever acquired.

            (z)  "Termination Date" means the earlier of the date of Wynn's death or the date upon which Wynn sells substantially all of his Shares.

            (aa) "Total Shares" means the total number of Shares held by the Stockholders, whenever acquired.

            (bb) "Transfer" means any transfer, sale, conveyance, distribution, hypothecation, pledge, encumbrance, assignment, exchange or other disposition, either voluntary or involuntary, or by reason of death, or change in ownership by reason of merger or other transformation in the identity or form of business organization of the owner, regardless of whether such change or transformation is characterized by state law as not changing the identity of the owner.

            (cc) "Unsuitable Person" means any Person (i) who is denied a Gaming License by any Gaming Authority, (ii) who is disqualified from eligibility for a Gaming License, (iii) who is determined to be unsuitable to own or control Shares or to be connected or affiliated with a Person engaged in gaming activities in any jurisdiction by a Gaming Authority, (iv) who has withdrawn an application to be found suitable by any Gaming Authority, or (v) whose continued involvement in the business of NewCo as a stockholder, manager, officer, employee or otherwise has caused or may cause a Gaming Problem.

            (dd) "Voting Stock" means capital stock of NewCo of any class or classes, the holders of which are entitled to vote on any matter required or permitted to be voted upon (either in writing or by resolution) by the stockholders of NewCo.

            (ee) "Worldwide Wynn" means Worldwide Wynn, LLC, a Nevada limited liability company, which will be a wholly owned direct or indirect subsidiary of NewCo.

          2.    Covenants of the Designated Stockholders.    Each Designated Stockholder hereby covenants to each other Designated Stockholder as follows:

            (a)    Voting Agreement.    On all matters relating to the election of directors of NewCo, the Designated Stockholders agree to vote all Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of NewCo), respectively, so as to elect to NewCo's Board of Directors the nominees designated as follows:

                (i)  The number of nominees that equals the number of directors that NewCo determines shall constitute its Board of Directors, which number shall include that number of independent directors that NewCo determines is required by applicable law and regulations, the Securities and Exchange Commission, the securities exchanges on which Shares are listed or admitted for trading and appropriate practices for public corporations;

              (ii)  The nominees designated by Wynn (the number of such nominees shall be a majority of all nominees to NewCo's Board of Directors and shall include up to two independent directors); and

              (iii)  The nominees designated by Aruze (the number of such nominees shall be that number of remaining seats available on NewCo's Board of Directors after Wynn designates his nominees pursuant to Section 2(a)(ii) and shall include that number of remaining independent directors that are required to be elected after Wynn designates his nominees pursuant to Section 2(a)(ii)).

          For example, under this Section 2(a), if NewCo determines that it shall have a Board of Directors comprised of nine members, three of which are independent, (i) Wynn shall designate five nominees, two of which are independent and (ii) Aruze shall designate four nominees, one of which is independent.

            (b)    Bylaws.    The Designated Stockholders agree to cause the Bylaws of NewCo to provide that any actions involving (i) any voluntary dissolution or liquidation of NewCo, (ii) the sale of all or substantially all of the assets of NewCo, (ii) the merger or consolidation of NewCo and (iii) the commencement of a voluntary petition of bankruptcy by NewCo may be taken by NewCo only upon the approval of a super-majority of the directors of NewCo.

            (c)    Power of Attorney.    Aruze hereby constitutes and appoints Wynn as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for it and in its name, place and stead, in any and all capacities, to execute and deliver any and all documents in connection with or related to the formation of NewCo, including, but not limited to, any documents necessary to transfer the LLC interests to NewCo, and to take any and all other actions as Wynn, as said attorney-in-fact and agent, may deem necessary or appropriate in connection therewith, granting unto Wynn, as said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as Aruze might or could do in person, thereby ratifying and confirming all that Wynn, acting as said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. The powers granted herein shall commence on the date hereof and shall terminate on the Termination Date.

            (d)    Restriction on Proxies and Non-Interference.    From and after the date of this Agreement and ending as of the Termination Date, the Designated Stockholder shall not, and shall cause each of its Affiliates who Beneficially Own any of the Designated Stockholder's Shares not to, directly or indirectly without the consent of the other Designated Stockholder: (A) grant any proxies or powers of attorney, deposit such Designated Stockholder's Shares into a voting trust or enter into a voting agreement with respect to any of such Designated Stockholder's Shares, (B) enter into any agreement or arrangement providing for any of the actions described in clause (A) above, or (C) take any action that could reasonably be expected to have the effect of preventing or disabling such Designated Stockholder from performing such Designated Stockholder's obligations under this Agreement.

          3.    Representations and Warranties and Covenants of the Stockholders.    Each Stockholder hereby represents and warrants and covenants to each other Stockholder as follows:

            (a)    Ownership.    The Stockholder shall be the record and Beneficial Owner of all of the Shares issued or distributed to such Stockholder either in exchange for the contribution of the Stockholder's interests in the LLC or through a different technique. The Stockholder shall have the sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares issued or distributed to such Stockholder either in exchange for the contribution of the Stockholder's interests in the LLC or through a different technique to form NewCo, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

            (b)    No Encumbrances.    Except as required by Sections 2(a) and 2(b), and except for those certain options granted by Wynn to Marc D. Schorr and Kenneth R. Wynn, all of the Stockholder's Shares will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair the Stockholder's ability to perform its obligations under this Agreement.

            (c)    Execution, Delivery and Performance by the Stockholder.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Stockholder, as applicable, and the Stockholder has taken all other actions required by law, its Articles of Incorporation and its Bylaws or other organizational documents, as applicable, to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of the Stockholder and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

            (d)    No Conflicts.    No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Stockholder to perform the obligations hereunder.

            (e)    Preemptive Rights.    If a Stockholder purchases Shares from NewCo (the "Purchasing Stockholder") in a private placement (the "Purchase") and another Stockholder who is not a Permitted Transferee of the Purchasing Stockholder is not extended the same offer by NewCo on the same terms and conditions, the Purchasing Stockholder shall allow such other Stockholder to purchase the number of Shares in the Purchasing Stockholder's allotment of Shares from NewCo that is necessary to maintain their Shares in the same proportion to each other as that which existed prior to the Purchase.

          4.    Transferee Bound by Agreement.    Notwithstanding anything to the contrary in this Agreement, Shares may not be transferred or sold by any Stockholder unless the transferee (including a Permitted Transferee) both executes and agrees to be bound by this Agreement, including, without limitation, in a sale or transfer made pursuant to Rule 144 under the Securities Act ("Rule 144"); provided, however, that this Section 4 shall not apply to any sale or transfer made by a Stockholder pursuant to Rule 144 if that sale or transfer and all other sales and transfers made by such Stockholder pursuant to Rule 144 during the term of this Agreement do not exceed, in the aggregate, ten percent of the Shares held by such Stockholder.

          5.    Stop Transfer.    From and after the date of this Agreement and ending as of the Termination Date, each Stockholder acknowledges that Wynn may instruct NewCo to not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares that are transferred in violation of this Agreement.

          6.    Aruze Non-Compete.    Aruze covenants to Wynn and Baron that until the Non-Compete Termination Date and so long as Aruze is a stockholder of NewCo (or of a successor entity to NewCo), Aruze, Aruze Parent, and Kazuo Okada agree that (other than through NewCo, Worldwide Wynn and their Specified Affiliates) Aruze, Aruze Parent, and Kazuo Okada shall not without Wynn's consent, directly or indirectly, engage in the development of or own, operate, lease, manage, control or invest in, act as consultant or advisor to or otherwise assist any Person that engages in (a) casino operations in Clark County, Nevada or, if NewCo is conducting gaming activities in Macau, Macau, or (b) Internet gaming anywhere in the world; provided, however, that either Aruze Parent or Kazuo Okada may operate a business offering Internet gaming if the forms of gaming offered by such business are restricted to games derived from pachinko or pachi-slot machines or other games not authorized for manufacture or distribution in the State of Nevada or, if NewCo is conducting gaming activities in Macau, Macau.

          7.    Stockholders' Option to Purchase Bankrupt Stockholder's Shares.

            (a)  Upon the institution of a Bankruptcy by or against a Stockholder (a "Bankrupt Stockholder"), the Stockholders, not including the Bankrupt Stockholder, shall have the option to purchase the Bankrupt Stockholder's Shares in NewCo for a price agreed upon by the Stockholders, not including the Bankrupt Stockholder, on the one hand, and the Bankrupt Stockholder, on the other hand, or if no price can be agreed upon, the Fair Market Value of such Shares at the time of such Bankruptcy. If information is not available to determine the Fair Market Value of such Shares at the time of such Bankruptcy, the price shall be the fair market value as determined by an Independent Qualified Appraiser. The Stockholders wishing to purchase all or a part of the Shares of the Bankrupt Stockholder (the "Purchasing Stockholders") shall pay the agreed price, the Fair Market Value or the fair market value as determined by an Independent Qualified Appraiser, as applicable, of such Shares to the Bankrupt Stockholder, in cash or its equivalent, within one hundred and twenty (120) days after the date the Bankruptcy petition is filed by or against the Bankrupt Stockholder. Each Purchasing Stockholder must notify the other Stockholders of such Purchasing Stockholder's desire to purchase all or a portion of the Bankrupt Stockholder's Shares in writing within twenty (20) days after the date the Bankruptcy petition is filed by or against the Bankrupt Stockholder. Unless they agree otherwise, if there is more than one Purchasing Stockholder, each Purchasing Stockholder may purchase the proportion of the Bankrupt Stockholder's Shares that such Purchasing Stockholder's Percentage Interest bears to the aggregate Percentage Interests of all Purchasing Stockholders. If no remaining Stockholder wishes to purchase the Bankrupt Stockholder's Shares, or the Purchasing Stockholders do not purchase the Bankrupt Stockholder's Shares within the time periods set forth above, then all rights to purchase the Bankrupt Stockholder's Shares pursuant to this Section shall terminate.

            (b)  Any Stockholder may, in its sole and absolute discretion, assign its rights under this Section 7 to purchase the Bankrupt Stockholder's Shares to NewCo.

          8.    Restrictions on Transfer of Ownership Interests in Stockholders.

            (a)  Except for a Transfer to a Permitted Transferee, any Transfer or issuance of an ownership interest in any Stockholder (other than Baron) or in any entity that directly or indirectly owns a majority ownership interest in a Stockholder (other than Baron) (an "Upstream Ownership Interest") shall be prohibited unless in compliance with the procedures and requirements set forth in this Section 8.

            (b)  The Shares that would be indirectly transferred by the transfer of the Upstream Ownership Interest (an "Upstream Transfer") shall be referred to as the "Indirect Transfer Shares". If any holder of an Upstream Ownership Interest (an "Upstream Transferor") intends to Transfer all or any part of its Upstream Ownership Interest pursuant to a bona fide offer received from any Person (the "Upstream Offeror"), prior to accepting such offer the Upstream Transferor shall provide written notice to each Stockholder, other than the Stockholder holding the Indirect Transfer Shares, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the Upstream Offeror. If the Upstream Transferor does not provide such notice, the Stockholder holding the Indirect Transfer Shares shall provide such notice to each other Stockholder promptly upon learning that such transaction will occur or has occurred. Within 15 days following receipt of such notice by the Stockholders other than the Stockholder holding the Indirect Transfer Shares, or if later, within 30 days of such other Stockholders learning that the Transfer of the Upstream Ownership Interest has occurred, such other Stockholders (i) if information is available to determine the Fair Market Value of such Indirect Transfer Shares, may elect to purchase the percentage of the Indirect Transfer Shares available for purchase equal to such Stockholder's Percentage Interest (determined for this purpose by excluding the Indirect Transfer Shares) at the Fair Market Value of such Shares, or (ii) if information is not available to determine the Fair Market Value of such Indirect Transfer Shares, may, by notice to the Stockholder holding the Indirect Transfer Shares, elect to obtain an appraisal by an Independent Qualified Appraiser of the fair market value of the Indirect Transfer Shares. Within 15 days following receipt by the Stockholders other than the Stockholder holding the Indirect Transfer Shares of the results of the appraisal, each such other Stockholder may elect to purchase the percentage of the Indirect Transfer Shares available for purchase equal to such holder's Percentage Interest (determined for this purpose by excluding the Indirect Transfer Shares) at the appraisal price of such Shares. To the extent a Stockholder shall determine not to purchase all the Indirect Transfer Shares available to that Stockholder, the other Stockholders exercising the right to purchase the Indirect Transfer Shares may purchase additional Indirect Transfer Shares on a pro rata basis in proportion to their Percentage Interests (and the foregoing procedure shall be repeated in respect of any Indirect Transfer Shares not purchased until such other Stockholders have had an opportunity to purchase any remaining Indirect Transfer Shares). Notwithstanding anything to the contrary in this Section 8, any Transfer or issuance of shares in Aruze Parent shall not constitute an Upstream Transfer if immediately following such Transfer or issuance Kazuo Okada is more than a fifty percent shareholder in Aruze Parent and has the right to directly exercise more than fifty percent of the voting power of the shareholders of Aruze Parent.

            (c)  The closing of a purchase of Indirect Transfer Shares by a Stockholder under this Section 8 shall occur within 10 days following the expiration of the last period during which a Stockholder might elect to purchase any of the Indirect Transfer Shares, or at such later date when all approvals required by the Gaming Laws are obtained (such approvals to be obtained as soon as is reasonably practicable).

            (d)  Any Stockholder may, in its sole and absolute discretion, assign its rights under this Section 8 to purchase the Indirect Transfer Shares to NewCo with respect to any Upstream Transfer.

          9.    Right of First Refusal.

            (a)  Any Stockholder (a "Transferor") who wishes to Transfer any or all of its Shares (the "Offered Shares") to any Person other than a Permitted Transferee and who receives a bona fide offer from any Person (the "Offeror") who is not a Prohibited Transferee for the purchase of all or any portion of such Stockholder's Shares shall, prior to accepting such offer, provide written notice (the "Notice of Offer") thereof to each other Stockholder holding Shares, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the Offeror. Following the delivery to the other Stockholders of the Notice of Offer, each other Stockholder may elect to purchase that percentage of the Offered Shares which is equal to the Total Shares (excluding the Offered Shares) owned by each such Stockholder divided by the Total Shares (excluding the Offered Shares) owned by all such Stockholders ("Applicable Percentage") during a fifteen-day refusal period (the "Refusal Period") on the terms set forth in the Notice of Offer. To the extent any Stockholder shall determine not to purchase its Applicable Percentage prior to the expiration of the Refusal Period, the accepting Stockholders (the "Accepting Purchasers") may purchase such Shares on a pro rata basis in proportion to the number of Shares owned by each of them (and the foregoing procedure shall be repeated in respect of any Shares not purchased until all Accepting Purchasers have had an opportunity to purchase any remaining Shares).

            (b)  Subject to the requirements of Section 4, if all or any of the Offered Shares shall remain unsold after completion of the procedures set forth in Section 9(a), the Transferor may sell such remaining Offered Shares to the Offeror within six months of the completion of such procedures on terms no more favorable than those set forth in the Notice of Offer; provided that the Offeror is not a Prohibited Transferee. To the extent any of the Offered Shares are not sold in accordance with the foregoing, the Stockholders shall continue to have a right of first refusal under this Section 9 with respect to any Transfers to any Person which are subsequently proposed by such Transferor.

            (c)  The closing of a purchase by a Stockholder under this Section 9 shall occur within ten days after the end of the Refusal Period or at such later date when all approvals required by the Gaming Laws are obtained (such approvals to be obtained as soon as is reasonably practicable). At such closing the Transferor and the relevant Accepting Purchaser (and any or all other Stockholders as may be required) shall execute an assignment and assumption agreement and any other instruments and documents as may be reasonably required by such Stockholder to effectuate the transfer of such Shares free and clear of any liens, claims or encumbrances, other than as specifically permitted hereunder. Any Transfer to any Person that does not comply with the provisions of this Section 9, other than a Transfer expressly provided for in the other provisions of this Agreement, shall be null and void and of no effect whatsoever.

            (d)  Any Stockholder may, in its sole and absolute discretion, assign its right of first refusal under this Section 9 to purchase the Offered Shares to NewCo with respect to any incident in which its right of first refusal is triggered under this Section 9.

            (e)  Except for Shares transferred pursuant to Sections 7, 8, and 10, no Shares may be Transferred, including, but not limited to, those Shares Transferred pursuant to Section 4, until the provisions of this Section 9 have been complied with.

          10.    Tag-Along Rights.

            (a)  If Wynn is the Transferor required to provide the Notice of Offer under Section 9(a), then Aruze and Baron shall each have a right (in addition to its rights under Section 9) to participate in such Transfer pursuant to the provisions of this Section 10(a). During the fifteen-day Refusal Period described in Section 9(a), each of Aruze and Baron may, by written notice to Wynn, elect to participate in such Transfer and to sell that percentage of the Total Shares owned by Aruze or Baron, as the case may be, which is equal to the Total Shares that will be sold by Wynn in such Transfer divided by the Total Shares owned by Wynn. The terms and conditions of such Transfer (including the purchase price per Share sold in such Transfer, the identity of the buyer(s), and the consequences resulting from the other Stockholders' exercise of any rights of first refusal) shall be no less favorable to Aruze or Baron, as the case may be, than to Wynn; provided, however, that Wynn may enter into service, noncompetition, or similar agreements with the buyer and receive appropriate consideration thereunder in which other Stockholders do not share.

            (b)  If Aruze is the Transferor required to provide the Notice of Offer under Section 9(a), then Wynn and Baron shall each have a right (in addition to his or its rights under Section 9) to participate in such Transfer pursuant to the provisions of this Section 10(b). During the fifteen-day Refusal Period described in Section 9(a), each of Wynn and Baron may, by written notice to Aruze, elect to participate in such Transfer and to sell that percentage of the Total Shares owned by Wynn or Baron, as the case may be, which is equal to the Total Shares that will be sold by Aruze in such Transfer divided by the Total Shares owned by Aruze. The terms and conditions of such Transfer (including the purchase price per Share sold in such Transfer, the identity of the buyer(s), and the consequences resulting from the other Stockholders' exercise of any rights of first refusal) shall be no less favorable to Wynn or Baron, as the case may be, than to Aruze; provided, however, that Aruze may enter into service, noncompetition, or similar agreements with the buyer and receive appropriate consideration thereunder in which other Stockholders do not share.

          11.    Aruze Shares.    Aruze and Wynn agree that each of them shall have rights and obligations with respect to Aruze's Shares that are the same as those that are reflected in the Second Amendment with respect to Aruze's membership interests in the LLC; provided, however, that in any purchase by Wynn of Aruze's Shares, Wynn may elect to give Aruze a promissory note in the same manner as described in paragraph 4 of the Second Amendment. Aruze and Wynn also agree to cause NewCo to have rights and obligations with respect to Aruze's Shares that are the same as those that are reflected in the Second Amendment with respect to Aruze's membership interests in the LLC; provided, however, that in any purchase by NewCo of Aruze's Shares with a promissory note, such promissory note shall have terms and be in a form that (i) the making of the promissory note and the payments with respect to the promissory note would not violate the terms, covenants or restrictions of any indenture or other debt or financing agreement to which NewCo or any subsidiary of NewCo is a party, or (ii) otherwise create or constitute a default, or a condition that with the passage of time would create or constitute a default, under any indenture or other debt or financing agreement to which NewCo or any subsidiary of NewCo is a party.

          12.    Joinders.    The Stockholders acknowledge that Wynn shall have the right in his sole and absolute discretion to allow one or more additional Persons who become stockholders of NewCo to become a party to this Agreement as a Stockholder, through the execution of one or multiple joinders to this Agreement and that all provisions of this Agreement shall apply to such Persons; provided, however, that such Persons shall not have any rights under Sections 2, 3(e), 6 and 10 of this Agreement.

          13.    Recapitalization.    In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, merger, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

          14.    Stockholder Capacity.    No Stockholder or any of its Affiliates makes any agreement or understanding herein in any capacity it may have as a director or officer of NewCo and nothing herein shall limit or affect any action taken by any Stockholder in any such capacity.

          15.    Miscellaneous.

            (a)    Entire Agreement.    This Agreement and the Operating Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b)    Legend.    Concurrently with the issuance of the Shares issued in exchange for a Stockholder's interests in the LLC or through a different technique, such Stockholder shall request that NewCo imprint or otherwise place, on certificates representing such Shares the following restrictive legend (the "Legend") (in addition to any other legend required by applicable gaming laws):

      "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF APRIL 11, 2002, WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND TRANSFER OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO HAVE AGREED TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS."

                  (i)  Each Stockholder agrees that, from and after the date of this Agreement and ending as of the Termination Date, it shall not, and shall cause each of its Affiliates who Beneficially Own any of the Stockholder's Shares not to, allow NewCo to remove, and shall not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and shall place or cause to be placed the Legend on any new certificate issued to represent Shares it or any of its Affiliates shall Beneficially Own.

            (c)    Transfers in Violation Void.    Any transfer or sale of any Shares in violation of this Agreement shall be null and void ab initio, and the Stockholders acknowledge that Wynn may instruct NewCo to not register, recognize or give effect to any such transfer or sale, nor shall the intended transferee acquire any rights in such Shares for any purpose.

            (d)    Amendments, Waivers, Etc.    This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, however, that (i) Wynn and Aruze may by writing amend those provisions that address rights and obligations only between Wynn and Aruze and (ii) Wynn, Aruze and Baron may by writing amend those provisions that address rights and obligations only between Wynn, Aruze and Baron.

            (e)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

If to Aruze:	Aruze USA, Inc. 745 Grier Drive Las Vegas, Nevada 89119 Facsimile: 702.361.3407 Attention: Koiki Ohba

With a copy to:	Holland & Knight LLP 633 West Fifth Street, 21st Floor Los Angeles, California 90071 Facsimile: 213.896.2450 Attention: Tasha D. Nguyen
If to Baron Asset Fund:	Baron Asset Fund c/o Baron Funds 767 Fifth Avenue, 49th Floor New York, New York 10153 Facsimile: 212.583.2014 Attention: Linda S. Martinson, Esq.
If to Wynn:	Stephen A. Wynn c/o Wynn Resorts, LLC 3145 Las Vegas Boulevard South Los Vegas, Nevada 89109 Facsimile: 702.791.0167
With a copies to:	Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 Facsimile: 310.203.7199 Attention: C. Kevin McGeehan, Esq.
Wynn Resorts, LLC 3145 Las Vegas Boulevard South Los Vegas, Nevada 89109 Facsimile: 702.733.4596 Attention: Legal department.

    or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            (f)    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (g)    Specific Performance.    Each of the parties hereto recognizes and acknowledges that a breach by any party hereto of any covenants or agreements contained in this Agreement will cause the other parties hereto to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which he may be entitled, at law or in equity.

            (h)    Further Assurances.    From time to time, the Stockholders shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

            (i)    Remedies Cumulative.    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            (j)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (k)    No Third Party Beneficiaries.    This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, except as otherwise provided in this Agreement, the obligations of the Stockholders hereunder shall inure to their transferees, successors and heirs.

            (l)    No Assignment.    Except as otherwise explicitly provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Stockholder without the prior written consent of Wynn and Aruze and any attempt to do so will be void; provided, however, that the rights under this Agreement may be assigned to any transferee in connection with a Transfer that does not violate the terms of this Agreement.

            (m)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the state of incorporation of NewCo, without giving effect to the principles of conflicts of law thereof.

            (n)    Jurisdiction.    Each party hereby irrevocably submits to the exclusive jurisdiction of the state courts in the state of incorporation of NewCo in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of the courts of the state of incorporation of NewCo other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

            (o)    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            (p)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Wynn and a duly authorized officer of Aruze and Baron on the day and year first written above.

/s/ STEPHEN A. WYNN Name: Stephen A. Wynn
ARUZE USA, INC.
By: /s/ KAZUO OKADA Name: Kazuo Okada Title: President
BARON ASSET FUND
By: /s/ RONALD BARON Name: Ronald Baron Title: Chairman and CEO

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  Exhibit 10.10
STOCKHOLDERS AGREEMENT